EXHIBIT 99.1

GERON ANNOUNCES DIRECT EQUITY ISSUANCE

Proceeds to be invested in ViaGen, Inc.

MENLO PARK, Calif., September 10, 2009 – Geron Corporation (Nasdaq: GERN) today announced that it has sold shares of Geron common stock and issued warrants to purchase common stock to institutional investors for proceeds of $3.6 million. The proceeds will fund an equity contribution to ViaGen, Inc., in which Geron holds a 27% ownership interest.

Geron sold 550,000 shares of common stock and issued warrants to purchase additional shares at a premium. Both the common stock sold and the stock underlying the warrants are subject to a lock-up on sale from the date of issuance.

The shares and warrants were offered through a prospectus supplement to the company’s effective universal shelf registration statement. The company arranged the financing directly with the investors.

“ViaGen is the leading animal cloning company. It was an early licensee of the nuclear transfer technology that Geron controls, and has a demonstrated track record in providing cloning services,” said David L. Greenwood, Geron’s executive vice president and chief financial officer. “This additional capital from Geron, along with the capital being contributed by our ownership partner, Exeter Life Sciences, will allow ViaGen to ramp up their business.”

About ViaGen

ViaGen is the global leader in animal cloning, a modern breeding technology that can be used to produce a genetic copy of an existing animal. The technology has important applications in agriculture and human medicine.

For agriculture, cloning can be used to improve the health, quality and consistency of livestock herds more effectively than is possible through conventional breeding methods. Animals with desired genetic traits, including disease resistance, improved meat quality or yield, or better milk production, can be identified, cloned and used for breeding to accelerate reproduction of the most productive and valuable livestock. Use of the technology allows for more efficient breeding programs and preservation of high quality genetic lines. ViaGen produces cloned animals for leading pig breeders and cattle breeding operations.

ViaGen and Trans Ova Genetics, a leading provider of cattle breeding technology based in Sioux City, Iowa, have formed Bovance, a joint venture offering cloning services to the cattle industry in the U.S. and Canada. In addition, ViaGen offers genetic services to the U.S. cattle industry by certifying high quality Angus beef through ViaGen’s AnguSure testing program.

ViaGen also provides cloning services to owners of world class horses, facilitating the preservation of highly valuable equine genetics, including the production of stallions from top performing geldings.

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For human medicine, animal cloning can be used to generate animal models of human disease for research. While mice are commonly used in biomedical research, the physiology and anatomy of pigs more closely resembles the human and is therefore a more representative model for research into human diseases. Porcine cells can be modified in culture to carry gene mutations associated with particular human diseases and cloned by nuclear transfer to produce animals with the mutation. Exemplar Genetics, an Iowa company, uses this technology under a license from ViaGen to produce porcine models for medical research. Exemplar currently offers a porcine model of cystic fibrosis based on technology developed at the University of Iowa and has other disease models in development. ViaGen owns 40% of Exemplar.

Cloning technology also has application in biologics production through the development of animals that produce milk or plasma containing therapeutic proteins that can be extracted and purified for human use. For example, GTC Biotherapeutics, which is developing recombinant plasma proteins and monoclonal antibodies using animal-based production methods, holds a license to the ViaGen cloning technology.

A key strength of ViaGen is the company’s structure as an integrated operating and licensing company which means it can provide cloning services or a license to practice. Through its wholly-owned subsidiary, Start Licensing, Inc., ViaGen manages and licenses the dominant portfolio of intellectual property rights related to animal reproductive technologies, including the foundational nuclear transfer cloning technology developed at the Roslin Institute through the cloning of Dolly the sheep.

Start was a joint venture between Geron and Exeter Life Sciences, formed to combine their respective intellectual property rights related to animal reproductive technologies. In August 2008, Start and ViaGen were merged and under the terms of the merger, Geron and Exeter exchanged their equity interests in Start for equity in ViaGen.

ViaGen anticipates accelerated expansion for all products as the value of its modern breeding technology becomes more widely adopted, and it will use the capital it is receiving from Geron and Exeter to fund that expansion.

More information about ViaGen can be found on the company’s website at www.viagen.com. Additional information about Bovance and Examplar can be found at www.bovance.com and www.exemplargenetics.com, respectively.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials in different cancers. For more information, visit www.geron.com.

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This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s nuclear transfer technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2009.

CONTACT:

Anna Krassowska, Ph.D.
Investor and Media Relations
650-473-7765
info@geron.com

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